Exhibit 5.1

March 4, 2024

REE Automotive Ltd.

Kibbutz Glil-Yam 4690500

Israel

Re: REE Automotive Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel to REE Automotive Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the offer and sale of Class A ordinary shares, without par value, of the Company (the “Ordinary Shares”), pursuant to the Underwriting Agreement, dated March 1, 2024 (the “Underwriting Agreement”), by and between the Company and Roth Capital Partners, LLC (the “Underwriter”). The Ordinary Shares will be issued, subject to payment in full, pursuant to a shelf registration statement on Form F-3 (File No. 333-266902) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 16, 2022, under the U.S. Securities Act of 1933, as amended (the “Securities Act”), which became effective on August 25, 2022 (the base prospectus included therein, the “Base Prospectus”), the preliminary prospectus supplement filed with the Commission on February 29, 2024, and the prospectus supplement, filed with the Commission on March 4, 2024 (the “Prospectus Supplement”), relating to the issuance and sale of 2,000,000 Ordinary Shares (and up to 300,000 Ordinary Shares issuable upon the Underwriter’s over-allotment option) (the “Offered Shares”).

In connection herewith, we have examined the originals, photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement to which this opinion is attached as an exhibit; (ii) the articles of association of the Company, as currently in effect (the “Articles”); (iii) resolutions of the board of directors (the “Board”) of the Company which have heretofore been approved and relate to the Company’s issuance and sale of the Offered Shares, pursuant to the Underwriting Agreement, and other actions to be taken in connection with such issuance and sale; and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified copies or confirmed as photostatic copies, and the authenticity of the originals of such latter documents. We have also assumed the truth of all facts communicated to us by the Company and that all minutes of meetings of the Board and the shareholders of the Company that have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Offered Shares have been duly authorized, and when issued and delivered to and paid for by the Underwriter in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable and the issuance of the Offered Shares by the Company will not be subject to preemptive or similar rights under the Companies Law or the Articles.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

Herzog Tower, 6 Yitzhak Sadeh St. Tel Aviv 6777506, Israel Tel: +972-3-692-2020, Fax: +972-3-696-6464

www.herzoglaw.co.il

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Herzog Fox & Neeman
Herzog Fox & Neeman